Filed pursuant to Rule 433

Registration Statement No. 333-129000

January 23, 2007

Relating to Preliminary Prospectus Supplement

dated January 23, 2007

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

Issuer	Federative Republic of Brazil

Transaction	Re-opening of 7.125% Global Bonds due 2037

Ratings	Ba2/BB/BB

Distribution	SEC Registered

Amount Issued	US$500 million (brings total size to US$2,500,043,000)

Gross Proceeds	US$531,690,000 (not including accrued interest)

Coupon	7.125% 30/360-day count basis

Maturity Date	January 20, 2037

Offering Price	106.338% plus accrued interest from January 20, 2007

Yield to Maturity	6.635%

Underwriting Fee	0.30%

Denominations	US$1,000/US$1,000

Interest Pay Dates	January 20 and July 20

Beginning	July 20, 2007

Settlement Date	January 30, 2007

CUSIP	105756BK5

ISIN	US105756BK57

Listing	Luxembourg Euro MTF

Bookrunners	Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers	Banco Itaú Europa S.A. BB Securities Ltd.

Underwriting Commitments	Bear, Stearns & Co. Inc.: US$240,000,000 Merrill Lynch, Pierce, Fenner & Smith Incorporated: US$240,000,000 Banco Itaú Europa S.A.: US$10,000,000 BB Securities Ltd.: US$10,000,000

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/205317/000119312507010694/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bear, Stearns & Co. Inc. at 1-866-803 9204 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866 500 5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.